Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the shares of Common Stock and Series A Preferred Stock of Rodobo International, Inc., dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 12, 2010

FORTUNE FAME INTERNATIONAL LIMITED

By: Yanbin Wang
Name: Yanbin Wang
Title: Executive Director

DREAM HIGH LIMITED
By: /s/ Yanbin Wang
Name: Yanbin Wang Title: Executive Director

/s/ Yanbin Wang
Yanbin Wang